UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2010

AAC Group Holding Corp.

American Achievement Corporation

(Exact name of registrants as specified in their charters)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	333-121479	20-1854833
Delaware	333-84294	13-4126506

7211 Circle S Road

Austin, Texas 78745

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (512) 444-0571

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 7.01	Regulation FD Disclosure

The following information is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any other filing under the Securities Act of 1933, as amended.

Offer

On October 18, 2010, American Achievement Group Holding Corp. (“Parent Holdings”), the ultimate parent company of the registrants, AAC Group Holding Corp. (“Intermediate Holdings”) and American Achievement Corporation (“AAC,” together with Parent Holdings and Intermediate Holdings, the “Company”) announced the commencement of a cash tender offer (the “Offer to Purchase”) to purchase any and all of (i) Parent Holdings’ $56,964,791 outstanding principal amount of its 12.75% Senior PIK Notes due October 2012 (the “Parent Holdings Notes”), (ii) Intermediate Holdings’ $131,500,000 outstanding principal amount of its 10.25% Senior Discount Notes due October 2012 (the “Intermediate Holdings Notes”), and (iii) AAC’s $150,000,000 outstanding principal amount of its 8.25% Senior Subordinated Notes due April 2012 (the “AAC Notes,” and together with the Parent Holdings Notes and Intermediate Holdings Notes, the “Notes”). In conjunction with the Offer to Purchase, Intermediate Holdings and AAC are soliciting (the “Consent Solicitation” and, together with the Offer to Purchase, the “Offer”) consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to (i) the indenture, dated as of November 16, 2004, under which the Intermediate Holdings Notes were issued (as amended and supplemented, the “Intermediate Holdings Indenture”), between Intermediate Holdings and U.S. Bank National Association, as trustee, and (ii) the indenture, dated as of March 25, 2004, under which the AAC Notes were issued (as amended and supplemented, the “AAC Indenture” and, together with the Intermediate Holdings Indenture, the “Indentures” and each an “Indenture”), between AAC and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Offer will expire at 11:59 p.m., New York City time, on November 15, 2010, unless extended or earlier terminated (the “Expiration Time”). Subject to the terms of the Offer, holders of Notes who validly tender (and do not validly withdraw) such Notes on or prior to 5:00 p.m., New York City time, on October 29, 2010, unless extended or earlier terminated (the “Early Tender Time”), will receive total consideration equal to (i) in the case of Parent Holdings Notes validly tendered, $1,031.88 per $1,000.00 principal amount of such Notes, (ii) in the case of Intermediate Holdings Notes validly tendered, $1,003.75 per $1,000.00 principal amount of such Notes, and (iii) in the case of AAC Notes validly tendered, $1,002.50 per $1,000.00 principal amount of such Notes (each, the “Total Consideration”), which includes an early tender premium in the amount of $20.00 per $1,000.00 principal amount of the Notes (the “Early Tender and Consent Premium”). Holders who desire to receive the Total Consideration must validly tender (and not withdraw) their Notes on or prior to the Early Tender Time. Each holder of Intermediate Holdings Notes and AAC Notes that tenders Notes prior to the Early Tender Time is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of Notes tendered by such holder. Holders validly tendering their Notes after the Early Tender Time and on or prior to the Expiration Time will be eligible to receive only the tender offer consideration equal to the Total Consideration minus the Early Tender and Consent Premium. Any accrued or unpaid interest on the Notes will be paid in cash in addition to the Total Consideration. Tendered Notes and delivered Consents may be withdrawn at any time prior to 5:00 p.m., New York City time, on October 29, 2010, but not thereafter. Validly withdrawn Notes may be re-tendered and validly revoked Consents may be re-delivered at any time on or prior to the Expiration Time.

Parent Holdings, Intermediate Holdings and AAC intend to fund payment for the Notes purchased in the Offer with a combination of one or more of (i) the proceeds of a debt financing by the Company, which may include one or more series of notes and/or credit facilities and which may be secured or unsecured, and (ii) the issuance by Parent Holdings or any of its subsidiaries of new common or preferred stock and/or warrants to purchase common stock, resulting together in total proceeds sufficient to repay in full the Company’s obligations under its existing senior secured credit facility and to fund the Total Consideration in respect of all Notes (regardless of the actual amount tendered) and estimated fees and expenses relating to the Offer and the above transactions, in each case on terms and conditions satisfactory to the Company in its sole discretion (together, the “Refinancing”).

The Offer is subject to the satisfaction or waiver of certain conditions, including the consummation of the Refinancing on terms and conditions satisfactory to the Company in its sole discretion and, if applicable, the execution of a supplemental indenture to each Indenture. Additionally, the Company has reserved its right to withdraw any offering of securities pursuant to the Refinancing at any time and for any reason, including unfavorable market conditions.

A copy of the press release announcing the Offer is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated October 18, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2010	By:	/S/ ALYCE ALSTON
Alyce Alston
Chief Executive Officer